Exhibit 99.1

MIMEDX ANNOUNCES NASDAQ LISTING EXTENSION

Marietta, Georgia, September 20, 2018 — MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced that a Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for continued listing of the Company’s common stock on The Nasdaq Capital Market pursuant to an extension through February 25, 2019, subject to the condition that MiMedx regain compliance with its SEC reporting obligations and Nasdaq listing rules by February 25, 2019 and provide the Panel with certain interim progress reports. If the Company does not regain compliance with its SEC reporting obligations and Nasdaq listing rules by February 25, 2019 or, based on the Company’s interim progress reports, the Panel reconsiders the extension before then, Nasdaq will suspend trading in the Company’s common stock.

As previously disclosed, the MiMedx Audit Committee is conducting an independent internal investigation into current and prior-period matters concerning sales and distribution practices and other matters. The Audit Committee is working diligently with its advisors to complete the investigation, and the Company is also working to prepare its financial statements for audit and regain compliance with its SEC reporting obligations and Nasdaq listing rules as soon as practicable.

About MiMedx

MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine” is the framework behind the Company’s mission to provide physicians products to help the body heal itself. The Company processes the human placental tissue utilizing its proprietary PURION® Process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.3 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Safe Harbor Statement

This press release includes forward-looking statements including statements regarding continued Nasdaq listing. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on management’s current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including, without limitation, uncertainties relating to the ability of the Company to cure any delinquencies in compliance with SEC reporting obligations and Nasdaq listing rules. There can be no assurance that the Company’s plans to exercise diligent efforts to maintain the listing of its common stock on Nasdaq will be successful. For more detailed information on the risks and uncertainties that may apply to the Company’s business and the ownership of Company common stock, please review the Risk Factors section of the Company’s most recent annual report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Robert P. Borchert

Vice President, Investor Relations

770-651-9383

rborchert@mimedx.com